File No. 33-65822
                                                            File No. 811-7870

   As Filed with the Securities and Exchange Commission on October 26, 1995.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

                    AMENDMENT TO NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it hereby amends the notification of registration of Pioneer Winthrop Real Estate Investment Fund under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such amendment to such notification of registration submits the following information:


Name:            Pioneer Real Estate Shares
                (formerly Pioneer Winthrop Real Estate Investment
                 Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                  60 State Street
                                  Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                                  Joseph P. Barri, Esq.
                                  Hale and Dorr
                                  60 State Street
                                  Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

              YES     | |                       NO     |X|


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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the President of the Pioneer Real Estate Shares has caused this Amendment to the Notification of Registration of Pioneer Winthrop Real Estate Investment Trust to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 24th day of October, 1995.


                                            PIONEER REAL ESTATE SHARES



                                            /s/John F. Cogan, Jr.
                                            John F. Cogan, Jr.
                                            President
Attest:



/s/Joseph P. Barri
Joseph P. Barri
Secretary